Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan of our reports dated May 22, 2020, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc. and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 4, 2020